Exhibit 10.01

SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General ("OIG-HHS") of the Department of Health and Human Services (HHS) (collectively, the "United States"), VITAS Hospice Services, L.L.C., VITAS Healthcare Corporation, VITAS Healthcare Corporation of California, VITAS Healthcare Corporation of Illinois, VITAS Healthcare Corporation of Florida, VITAS Healthcare Corporation of Ohio, VITAS Healthcare Corporation of Atlantic, VITAS Healthcare of Texas, L.P., VITAS Healthcare Corporation Midwest, VITAS Healthcare Corporation of Georgia (collectively, "VITAS"), and Chemed Corporation (collectively, "Defendants"), and Laura Spottiswood, Barbara Urick, and Charles Gonzales (collectively the "Relators") (hereafter collectively referred to as the "Parties"), through their authorized representatives.

RECITALS

A.            VITAS provides hospice services to patients nationwide, and bills Medicare for such services.  VITAS is headquartered in Miami, Florida.  VITAS is a wholly owned subsidiary of the Chemed Corporation, which is headquartered in Cincinnati, Ohio.

B.            On August 14, 2007, relator Laura Spottiswood filed a qui tam action in the United States District Court for the Northern District of Illinois captioned United States ex rel. Spottiswood v. Chemed Corporation, et al., Civil Action No. 07-4566, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the "Spottiswood Action").  On August 8, 2008, relator Barbara Urick filed a qui tam action in the United States District Court for the Western District of Texas captioned United States ex rel. Urick v. VITAS HME Solutions, Inc., et al., Civil Action No. 08-663, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the "Urick Action").  On January 27, 2012, relator Charles Gonzales filed a qui tam action in the United States District Court for the Central District of California captioned United States ex rel. Gonzales v. VITAS Healthcare Corporation, et al., Civil Action No. 12-0761, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the "Gonzales Action").  Among other things, the Spottiswood, Urick, and Gonzales qui tam complaints alleged that Defendants billed Medicare for hospice services that were not medically necessary.  On April 4, 2013, the Gonzales Action was transferred to the Western District of Missouri and assigned Civil Action No. 13-344.  On May 20, 2013, the Spottiswood Action was transferred to the Western District of Missouri and assigned Civil Action No. 13-505.  On June 4, 2013, the Urick Action was transferred to the Western District of Missouri and assigned Civil Action No. 13-536.  On May 2, 2013, the United States filed its Complaint in Intervention in the Western District of Missouri, Civil Action No. 13-449.  The United States filed its Second Amended Complaint on July 28, 2015.  The United States intervened in the Gonzales, Urick, and Spottiswood Actions on May 2, 2013, May 9, 2013, and May 10, 2013, respectively.  The Gonzales, Urick, and Spottiswood Actions were consolidated on September 25, 2013.  Collectively, Civil Action Nos. 13-344, 13-505, 13-536, and 13-449 are referred to as the "Civil Actions."

C.            Defendants have entered or will be entering into a separate settlement agreement, described in Paragraph 1(b) below, with the state of Illinois in settlement of the allegations in State of Illinois ex rel. Spottiswood v. Chemed Corporation, et al., Civil Action No. 14 L 2786, filed in the Circuit Court of Cook County, Illinois.

D.            The United States contends that Defendants submitted or caused to be submitted claims for payment to the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 ("Medicare").

E.            The United States contends that it has certain civil claims against Defendants arising from the Defendants' conduct of allegedly submitting, or causing the submission of, false claims to Medicare during the period of July 24, 2002 through May 2, 2013, as alleged in the United States' Second Amended Complaint and Complaint in Intervention.  That conduct is referred to below as the "Covered Conduct."

F.            This Settlement Agreement is made in compromise of disputed claims.  This Settlement Agreement is neither an admission of liability by Defendants nor a concession by the United States that its claims are not well-founded.

G.            Relators claim entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to their reasonable expenses, attorneys' fees and costs.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1.            Defendants shall pay to the United States and the state of Illinois the sum of Seventy-Five Million, Five Hundred Thousand Dollars ($75,500,000), plus interest at the rate of 2.25 percent per annum from August 26, 2017 to and including the day payment is made (the "Total Settlement Amount").

a.            Defendants shall pay the sum of $75,000,000 (Seventy-Five Million) plus accrued interest as set forth above ("Federal Settlement Amount") no later than five (5) business days after the Effective Date of this Agreement by electronic funds transfer pursuant to written instructions to be provided by Civil Division of the United States Department of Justice.

b.            Defendants shall pay to the State of Illinois the sum of $500,000 (Five Hundred Thousand) plus accrued interest as set forth above ("Illinois Settlement Amount").  The Illinois Settlement Amount shall be paid under the terms and conditions of the agreement that Defendants will enter into with the State of Illinois referenced in Paragraph C.

2.            Subject to the exceptions in Paragraph 5 (concerning excluded claims) below, and conditioned upon Defendants' full payment of the Total Settlement Amount, the United States releases Defendants together with its current and former parent corporations; direct and indirect subsidiaries; brother or sister corporations; divisions; current or former corporate owners; and the corporate successors and assigns of any of them, from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.

3.            Subject to the exceptions in Paragraph 5 below, and conditioned upon Defendants' full payment of the Total Settlement Amount, Relators, for themselves and for their heirs, successors, attorneys, agents, and assigns, release Defendants from any civil monetary claim the Relators have on behalf of the United States for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; provided, however, that this release shall not apply to Relators' claims against Defendants for recovery of attorneys' fees, expenses, and costs pursuant to 31 U.S.C. § 3730(d). All such claims are hereby carved out from this Agreement and have been, or will be, resolved by separate agreement between Defendants and each Relator's counsel, or to the extent any such claim cannot be resolved by agreement, it shall be determined by the court presiding over the Civil Actions, upon the filing and service of a motion to recover attorneys' fees, expenses, and costs pursuant to 31 U.S.C. § 3730(d).

4.            In consideration of the obligations of Defendants in this Agreement and the Corporate Integrity Agreement (CIA), entered into between OIG-HHS and VITAS, and conditioned upon Defendants' full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Defendants under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 5 (concerning excluded claims), below, and as reserved in this Paragraph.  The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Defendants from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct.  Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 5, below.

5.            Notwithstanding the releases given in Paragraphs 2 and 4 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);
b.	Any criminal liability;
c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;
d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
e.	Any liability based upon obligations created by this Agreement;
f.	Any liability of individuals;
g.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;
h.	Any liability for failure to deliver goods or services due; and
i.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct;

6.            Relators and their heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B).  In connection with this Agreement and this Civil Action, Relators and their heirs, successors, attorneys, agents, and assigns agree that neither this Agreement nor any dismissal of the Civil Action, shall waive or otherwise affect the ability of the United States to contend that provisions in the False Claims Act, including 31 U.S.C. §§ 3730(d)(3) and 3730(e), bar Relators from sharing in the proceeds of this Agreement.  Moreover, the United States and Relators and their heirs, successors, attorneys, agents, and assigns agree that they each retain all of their rights pursuant to the False Claims Act on the issue of the share percentage, if any, that Relators should receive of any proceeds of the settlement of their claims.

7.            Defendants waive and shall not assert any defenses Defendants may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.  Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

8.            Defendants and their officers, agents, and employees fully and finally release the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney's fees, costs, and expenses of every kind and however denominated) that Defendants have asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States' investigation and prosecution thereof.

9.            Defendants and their officers, agents, and employees fully and finally release the Relators and their heirs, successors, attorneys, agents, and assigns from any claims (including attorney's fees, costs, and expenses of every kind and however denominated) that Defendants have asserted, could have asserted, or may assert in the future against the Relators, related to the Civil Actions, the Covered Conduct, and the Relators' investigation and prosecution thereof.

10.            The Total Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier) or any state payer, related to the Covered Conduct; and Defendants agree not to resubmit to any Medicare contractor or any state payer any previously denied claims related to the Covered Conduct, agree not to appeal any such denials of claims, and agree to withdraw any such pending appeals.

11.            Defendants agree to the following:

a.            Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of the Defendants, their present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;
(2)	the United States' audit(s) and civil investigation(s) of the matters covered by this Agreement;
(3)
Defendants' investigation, defense, and corrective actions undertaken in response to the United States' audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney's fees);

(4)	the negotiation and performance of this Agreement;
(5)	the payment Defendants make to the United States pursuant to this Agreement and any payments that Defendants may make to Relators, including costs and attorney's fees; and
(6)	the negotiation of, and obligations undertaken pursuant to the CIA to:
(i)	retain an independent review organization to perform annual reviews as described in Section III of the CIA; and
(ii)	prepare and submit reports to the OIG-HHS.

are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs).  However, nothing in Paragraph 11.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Defendants.

b.            Future Treatment of Unallowable Costs:  Unallowable Costs shall be separately determined and accounted for by Defendants, and Defendants shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Defendants or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c.            Treatment of Unallowable Costs Previously Submitted for Payment:  Defendants further agree that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Defendants or any of their subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs.  Defendants agree that the United States, at a minimum, shall be entitled to recoup from Defendants any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies.  The United States reserves its rights to disagree with any calculations submitted by Defendants or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Defendants or any of its subsidiaries or affiliates' cost reports, cost statements, or information reports.

d.            Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Defendants' books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

12.            Defendants agree to cooperate fully and truthfully with the United States' investigation of individuals and entities not released in this Agreement.  Upon reasonable notice, Defendants shall encourage, and agree not to impair, the cooperation of their directors, officers, and employees, and shall use their best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals.  Defendants further agree to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in their possession, custody, or control concerning any investigation of the Covered Conduct that they have undertaken, or that has been performed by another on their behalf.

13.            This Agreement is intended to be for the benefit of the Parties only.  The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 14 (waiver for beneficiaries paragraph), below.

14.            Defendants agree that they waive and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

15.            Upon receipt of the payment described in Paragraph 1, above, the Parties shall promptly sign and file in Civil Action No. 13-449 a Joint Stipulation of Dismissal of the Civil Action pursuant to Rule 41(a)(1).  The dismissal shall be with prejudice as to the United States' and/or Relators' claims as to the Covered Conduct, but shall not apply to or otherwise affect Relators' claims against Defendants for recovery of expenses, attorneys' fees, and costs pursuant 31 U.S.C. § 3730(d).

16.            With the exception of Relators' retained claims against Defendants for recovery of expenses, attorneys' fees, and costs pursuant 31 U.S.C. § 3730(d), each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

17.            Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

18.            This Agreement is governed by the laws of the United States.  The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Western District of Missouri.  For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

19.            This Agreement constitutes the complete agreement between the Parties.  This Agreement may not be amended except by written consent of the Parties.

20.            The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

21.            This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

22.            This Agreement is binding on Defendants' successors, transferees, heirs, and assigns
.
23.            This Agreement is binding on Relators' successors, transferees, heirs, and assigns.

24.            All parties consent to the United States' and Chemed's disclosure of this Agreement, and information about this Agreement, to the public.

25.            This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement).  Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED:	10/30/2017	BY:	/s/ Natalie A. Priddy
William E. Olson
Michael Podberesky
Alexander T. Pogozelski
Natalie A. Priddy
Carolyn B. Tapie
Commercial Litigation Branch
Civil Division
United States Department of Justice

DATED:	10/30/2017	BY:	/s/ Thomas M. Larson
Thomas M. Larson
Acting United States Attorney
Lucinda Woolery
Assistant United States Attorney
Western District of Missouri

DATED:	10/30/2017	BY:	/s/ Lisa M. Re
Lisa M. Re
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Department of Health and Human Services

DEFENDANTS

DATED:	10/30/2017	BY:	/s/ Kevin J. McNamara
Kevin J. McNamara
President & Chief Executive Officer
Chemed Corporation
Chairman
VITAS Healthcare Corporation

DATED:	10/30/2017	BY:	/s/ Peter S. Spivack
Hogan Lovells US LLP
Peter S. Spivack
Stephanie L. Carman
555 Thirteenth Street, NW
Washington, DC 20004

Counsel for Defendants

RELATORS

DATED:	10/30/2017	BY:	/s/ Laura Spottiswood
Laura Spottiswood

/s/ Jeffrey Cummings
Attorneys for Relator Laura Spottiswood

Judson Miner, Esq.
Jeffrey Cummings, Esq.
Miner, Barnhill & Galland, P.C.
325 N. LaSalle Street, Suite 350
Chicago, IL 60654
(312) 751-1170

Sidney Berger, Esq.
4131 Main Street
Skokie, IL 60076
(312) 558-6730

DATED:	10/29/2017	BY:	/s/ Barbara Urick
Barbara Urick

DATED:	10/29/2017	BY:	/s/ David P. Parker
Liles Parker PLLC
Counsel for Relator Barbara Urick

DATED:	10/30/2017	BY:	/s/ Charles Gonzalez
Charles Gonzalez

DATED:	10/30/2017	BY:	/s/ Justin T. Berger
Justin T. Berger
Cotchett, Pitre & McCarthy, LLP
Counsel for Charles Gonzales